Exhibit 8.1

June 3, 2013	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

CDF Funding, Inc. 5595 Trillium Boulevard Hoffman Estates, Illinois 60192

Re:	CDF Funding, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special tax counsel to CDF Funding, Inc. (the “Registrant”), a Delaware corporation, in connection with the preparation of a registration statement on Form S-3 relating to asset-backed notes (the “Notes”) (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “SEC”) concurrently herewith under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated thereunder.

The Notes for each series will be issued pursuant to the Master Indenture, dated as of August 12, 2004, and as supplemented by Supplement No. 1 to Master Indenture, dated as of May 5, 2005, Supplement No. 2 to Master Indenture, dated as of April 28, 2006, Supplement No. 3 to Master Indenture, dated as of June 30, 2006, Supplement No. 4 to Master Indenture, dated as of August 10, 2006, Supplement No. 5 to Master Indenture, dated as of November 9, 2006, Supplement No. 6 to Master Indenture, dated as of May 31, 2007, Supplement No. 7 to Master Indenture, dated as of August 2, 2007, Supplement No. 8 to Master Indenture, dated as of June 6, 2008, Supplement No. 9 to Master Indenture, dated as of December 30, 2008, Supplement No. 10 to Master Indenture, dated as of June 26, 2009, Supplement No. 11 to Master Indenture, dated as of August 5, 2009, Supplement No. 12 to Master Indenture, dated as of December 6, 2010, Supplement No. 13 to Master Indenture, dated as of March 1, 2011, Supplement No. 14 to Master Indenture, dated as of December 16, 2011, Supplement No. 15 to Indenture, dated as of February 16, 2012, Supplement No. 16 to Indenture, dated as of July 17, 2012, Supplement No. 17 to Indenture, dated as of November 7, 2012 and Supplement No. 18 to Indenture, dated as of April 17, 2013 (as so amended, the “Master Indenture”), between the Trust and Deutsche Bank Trust Company Americas (successor in interest to Wilmington Trust Company), as indenture trustee (the “Indenture Trustee”), as supplemented by a related indenture supplement (the “Indenture Supplement” and together with the Master Indenture, the “Indenture”), between the Trust and the Indenture Trustee, substantially in the form filed as Exhibit 4.2 to the Registration Statement.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp

CDF Funding, Inc.
June 3, 2013
Page 2

We generally are familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, (i) the Receivables Purchase and Contribution Agreement, as amended, modified or supplemented from time to time, between the Registrant, as seller, and the Trust, as buyer, (ii) the Amended and Restated Servicing Agreement, as modified or supplemented from time to time, between the Trust and General Electric Capital Corporation, as master servicer, (iii) the Indenture (including the form of Notes included as exhibits thereto), (iv) the Trust Agreement with BNY Mellon Trust of Delaware as Owner Trustee and (v) the Receivables Sale Agreement, as amended, modified or supplemented from time to time, between certain seller parties thereto, and the Registrant, as buyer (collectively, the “Operative Documents”).

As special tax counsel to the Registrant, we have advised the Registrant with respect to certain federal income tax aspects of the proposed issuance of the Notes after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes that appears under the heading “U.S. Federal Income Tax Consequences” in the base prospectus forming part of the Registration Statement (“Base Prospectus”) and the heading “Structural Summary -- Tax Status” in the form of prospectus supplement forming a part of the Registration Statement (“Prospectus Supplement”). Such description does not purport to discuss all possible income tax ramifications of the proposed issuance of the Notes, but with respect to those federal income tax consequences that are discussed, we hereby adopt and confirm the statements set forth in such description.

The opinion set forth above is based on relevant provisions of the United States Internal Revenue Code of 1986, as amended, Treasury Regulations thereunder, and interpretations of the foregoing as expressed in court decisions, administrative determinations, and legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

This opinion letter is based on the facts and circumstances set forth in the Base Prospectus, the form of Prospectus Supplement and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us, or changes in the law subsequent to the date hereof. As the Registration Statement contemplates series of Notes with numerous different characteristics and the Base Prospectus, form of Prospectus Supplement and the Operative Documents related thereto do not relate to a specific transaction, the particular characteristics of each series of Notes must be considered in determining the applicability of this opinion to a particular series of Notes and such opinion may require modification in the context of any actual transaction.

Mayer Brown llp

CDF Funding, Inc.
June 3, 2013
Page 3

We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name therein, without admitting that we are “experts” within the meaning of the 1933 Act or the rules or regulations of the SEC thereunder, with respect to any part of the Registration Statement, including this exhibit.

Respectfully submitted,

/s/ Mayer Brown LLP

MAYER BROWN LLP